Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orla Mining Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares (no par value)	Other	$19,285,244	(1)(2)	$4.42	(3)	$85,240,778.48	(3)	$0.0001102	$9,393.53
		Total Offering Amounts						$85,240,778.48	(3)		$9,393.53
		Total Fee Offsets									—
		Net Fee Due									$9,393.53

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such indeterminate number of additional common shares, no par value (“Common Shares”), of Orla Mining Ltd., which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)  Represents (i) 13,468,699 Common Shares available for issuance under the Stock Option Plan, (ii) 2,419,483 Common Shares available for issuance under the Restricted Share Unit Plan, (iii) 1,888,166 Common Shares available for issuance under the Deferred Share Unit Plan, and (iv) 1,508,896 Common Shares available for issuance under the Replacement Option Plan.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares as reported by the NYSE American on May 18, 2023.